Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com

FLOW INTERNATIONAL ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS
Revenues of $216.5 Million for the Year Exceed Prior Year by 25%

Kent, WA - June 22, 2011 - Flow International Corporation (NASDAQ: FLOW), the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today reported results for its fiscal 2011 fourth quarter and year ended April 30, 2011.

For the fiscal year ended April 30, 2011, Flow reported consolidated revenues of $216.5 million, a 25% increase from $173.7 million in the prior fiscal year. Net income for fiscal 2011 was $0.8 million or $0.02 per share, compared to a net loss of $8.5 million or $0.19 per share, which included non-recurring pre-tax charges aggregating to $5.8 million.

For the fourth quarter of fiscal 2011, Flow reported consolidated revenues of $59.5 million, a 22% increase from $48.6 million in the prior-year period. Net income in the current quarter was $0.4 million or $0.01 per share. In comparison, the Company reported net income of $0.1 million in the prior-year period.

Consolidated Adjusted EBITDA for the quarter was $2.8 million, compared to $2.9 million in the year-ago quarter. A reconciliation of Adjusted EBITDA to Net Income is provided in the accompanying financial tables.

“Standard segment sales remained strong across all geographies while our spare parts business set new revenue records in the current quarter and for the entire year,” said Charley Brown, President and CEO of Flow. “We are also very pleased with the excellent performance from both our direct and indirect channels of distribution which have helped us outpace the economic recovery.”

Operations Review for the Fourth Quarter of Fiscal 2011

•
Standard segment sales, which include sales of systems that do not require significant custom configuration as well as parts and services for those installed systems, were $52.3 million, an increase of $11.6 million or 28% from the prior-year quarter.

•
Advanced segment sales, which include sales of complex aerospace and application systems requiring specific custom configuration and advanced features were $7.3 million for the quarter, reflecting a $0.6 million decline from the prior-year quarter. Advanced segment sales are recorded using the percentage of completion method, with lead times generally ranging from 12 to 24 months.

•
Aggregate gross margins were 37% for the quarter, compared to 39% in the prior-year quarter. Standard segment gross margins were 41%, which was in line with the year ago quarter. Advanced segment gross margins were 13% in the current quarter, compared to 26% a year ago. The decline in Advanced segment gross margin was attributable to $1.2 million in additional costs for certain contracts, primarily related to the installation phase of the projects for these complex systems.

•
Total operating expenses for the quarter were $21.6 million, compared to $18.4 million in the prior-year quarter. The $3.2 million increase from the year-ago quarter was primarily the result of the full reinstatement of wages and benefits, higher commissions on increased sales, and investments for product development, employees and lead generation.

•	The Company recorded a negligible tax benefit during the quarter, resulting from changes in certain deferred tax assets and liabilities.
Conference Call
Flow plans to hold a conference call to discuss these results today: Wednesday, June 22nd at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 877-941-2068 or 480-629-9712. A 7-day replay will be available following the call by dialing 800-406-7325 or 303-590-3030. The conference call passcode is 4446428. A live audio Webcast of the conference call may be found in the investor section at www.flowwaterjet.com. A Webcast replay of the call will also be available for 90 days.

About Flow International
Flow International Corporation is the world's leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowwaterjet.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding the direct and indirect channels of distribution outpacing the economic recovery. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation
Consolidated Statements of Operations
(Unaudited)

US Dollars in thousands, except per share data
	Three months ended April 30,			Twelve months ended April 30,
	2011	2010	% Change	2011	2010	% Change
Sales	$59,536	$48,604	22%	$216,524	$173,749	25%
Cost of Sales	37,353	29,668	26%	132,063	105,982	25%
Gross Margin	22,183	18,936	17%	84,461	67,767	25%
Operating Expenses:
Sales and Marketing	12,310	10,303	19%	45,359	37,259	22%
Research and Engineering	2,979	2,322	28%	10,074	8,104	24%
General and Administrative	6,330	5,791	9%	24,141	25,182	(4)%
Restructuring and Other Operating Charges	—	—	NM	—	4,222	NM
Operating Expenses	21,619	18,416	17%	79,574	74,767	6%
Operating Income (Loss)	564	520	8%	4,887	(7,000)	NM
Interest Expense, net	(488)	(348)	40%	(1,670)	(2,122)	(21)%
Other Income (Loss), net	371	(245)	NM	686	(1,111)	NM
Income (Loss) Before (Provision) Benefit for Income Taxes	447	(73)	NM	3,903	(10,233)	NM
(Provision) Benefit for Income Taxes	31	191	(84)%	(2,895)	2,844	NM
Income (Loss) from Continuing Operations	478	118	NM	1,008	(7,389)	NM
Loss from Discontinued Operations, net of tax	(90)	(6)	NM	(242)	(1,095)	(78)%
Net Income (Loss)	$388	$112	NM	$766	$(8,484)	NM

Basic and Diluted Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.01	$0.00	NM	$0.02	$(0.17)	NM
Net Income (Loss)	$0.01	$0.00	NM	$0.02	$(0.19)	NM

Weighted Average Shares Outstanding Used in Computing Basic and Diluted Income (Loss) Per Share (000):
Basic	47,364	46,909		47,216	43,567
Diluted	47,543	46,909		47,228	43,567

NM = not meaningful

Flow International Corporation
Consolidated Balance Sheets
(Unaudited)

US Dollars in thousands
	April 30,	April 30,
	2011	2010	% Change
ASSETS:
Current Assets:
Cash	$9,096	$6,367	43%
Receivables, net	47,082	35,749	32%
Inventories	28,609	22,503	27%
Other Current Assets	13,305	9,476	40%
Total Current Assets	98,092	74,095
Property and Equipment, net	19,104	21,769	(12)%
Other Long-Term Assets	35,867	35,345	1%
	$153,063	$131,209
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Notes Payable	$5,500	$350	NM
Current Portion of Long-Term Obligations	25	61	(59)%
Accounts Payable and Other Accrued Liabilities	26,942	23,272	16%
Other Current Liabilities	24,494	18,499	32%
Total Current Liabilities	56,961	42,182
Other Long-Term Liabilities	7,925	5,449	45%
Subordinated Notes	8,723	7,954	10%
Total Other Long-Term Liabilities	73,609	55,585

Shareholders’ Equity	79,454	75,624	5%
	$153,063	$131,209

NM = not meaningful

Flow International Corporation
Supplemental Data
(Unaudited)

US Dollars in thousands
	Three months ended April 30,			Twelve months ended April 30,
	2011	2010	% Change	2011	2010	% Change

Sales Breakdown:
Systems	$40,723	$32,459	25%	$146,152	$116,132	26%
Consumable Parts	18,813	16,145	17%	70,372	57,617	22%
Total	$59,536	$48,604	22%	$216,524	$173,749	25%

Segment Revenue Breakdown:
Standard	$52,268	$40,698	28%	$187,887	$137,514	37%
Advanced	7,268	7,906	(8)%	28,637	36,235	(21)%
	$59,536	$48,604	22%	$216,524	$173,749	25%

Depreciation and Amortization Expense	$1,596	$1,647	(3)%	$6,302	$5,725	10%
Capital Spending	$830	$1,044	(20)%	$3,530	$9,969	(65)%

Flow International Corporation
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Unaudited)

US Dollars in thousands
	Three months ended April 30,			Twelve months ended April 30,
	2011	2010	% Change	2011	2010	% Change
Net Income (Loss)	$388	$112	NM	$766	$(8,484)	NM
Add Back:
Depreciation and Amortization	1,596	1,647	(3)%	6,302	5,725	10%
Income Tax Provision (Benefit)	(31)	(191)	(84)%	2,895	(2,844)	NM
Interest Charges	508	468	9%	1,776	2,374	(25)%
Non-Cash Charges	210	853	(75)%	1,758	3,380	(48)%
Other (i)	90	6	NM	242	5,724	(96)%
Consolidated Adjusted EBITDA	$2,761	$2,895	(5)%	$13,739	$5,875	NM

(i) Allowable Add Backs Pursuant to Credit Facility Agreement

NM = not meaningful

     The Company defines Adjusted EBITDA as net income (loss), determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding the effects of income taxes, depreciation, amortization of intangible assets, interest expense, and other non-cash charges, which includes such items as stock-based compensation expense, foreign currency gains or losses, and other non-cash allowable add backs pursuant to the Company's Credit Facility Agreement.

     Adjusted EBITDA is a non-GAAP financial measure and the presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. The items excluded from this non-GAAP financial measure are significant components of the Company's financial statements and must be considered in performing a comprehensive analysis of the overall financial results. The Company uses this measure, together with GAAP financial metrics, to assess its financial performance, allocate resources, evaluate the overall progress towards meeting its long-term financial objectives, and assess compliance with its debt covenants. The Company believes that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used in the Company's financial and operational decision making. The Company's calculation of Adjusted EBITDA may not be consistent with calculations of similar measures used by other companies.